Filed Pursuant to Rule 424(b)(5)
Registration No. 333-272429
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 5, 2023)

3,850,000 Shares of

Common Stock
We are offering 3,850,000 shares of our common stock, $0.01 par value per share, which we refer to as common stock, by this prospectus supplement and the accompanying prospectus.
Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “RHP.” On June 6, 2023, the last reported sale price for our common stock on the NYSE was $94.35 per share.
We intend to use all of the net proceeds of this offering to fund a portion of the purchase price of the Hill Country Acquisition (as defined herein) and to pay related fees and expenses.
We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, our Amended and Restated Certificate of Incorporation, or our Charter, generally restricts any person from acquiring beneficial ownership, either directly or indirectly, of more than 9.8%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common stock.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 17 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as well as the updated reports and documents we file with the Securities and Exchange Commission, or the SEC, that are incorporated by reference herein.
	Per Share	Total
Public offering price	$93.25	$359,012,500
Underwriting discounts and commissions(1)	$3.73	$14,360,500
Proceeds, before expenses, to us	$89.52	$344,652,000
(1)	See “Underwriting” for a description of compensation payable to the underwriters.
The underwriters may also exercise their option to purchase up to an additional 577,500 shares of our common stock from us, at the public offering price, less underwriting discounts and commissions, for 30 days after the date of this prospectus supplement. See “Underwriting.”
Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of our common stock on or about June 9, 2023 through the book-entry facilities of The Depository Trust Company.
Joint Book-Running Managers
BofA Securities	J.P. Morgan
BTIG	Deutsche Bank Securities	Wells Fargo Securities	Morgan Stanley
Co-Managers
Credit Agricole CIB	Scotiabank	SMBC Nikko	Raymond James
Prospectus Supplement dated June 6, 2023

PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part is the accompanying prospectus, which gives more general information about us and the common stock we may offer from time to time, some of which may not apply to this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents dated prior to the date of this prospectus supplement and incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein. The accompanying prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration rules, we may from time to time sell our common stock in one or more offerings.
This prospectus supplement and the accompanying prospectus do not contain all of the information that is important to your investment decision. You should read this prospectus supplement and the accompanying prospectus as well as the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” of this prospectus supplement before investing in our common stock.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we file with the SEC and any information about the terms of our common stock offered or conveyed to you by us, our underwriters or agents. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone else provides you with additional or different information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus, or any documents that are incorporated herein or therein by reference is accurate only as of the date of those respective documents. Our business, financial condition, results of operation and prospects may have changed since that date. Before making an investment decision, you should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, any free writing prospectus and as described under the heading “Incorporation of Certain Information by Reference.”
This prospectus supplement and the accompanying prospectus are an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering and the offering of our common stock in certain jurisdictions may be restricted by law. If you possess this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
References in this prospectus supplement to “we,” “us,” “our” and the “Company” refer to Ryman Hospitality Properties, Inc., a Delaware corporation, together with its consolidated subsidiaries, including RHP Hotel Properties, LP, our operating partnership, or the Operating Partnership. The term “you” refers to a prospective investor in our common stock offered by this prospectus supplement and the accompanying prospectus. Terms used, but not defined, in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.
All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement and the accompanying prospectus, as well as any document incorporated by reference into this prospectus supplement and the accompanying prospectus, are the properties of their respective owners. Other than the Company and its controlled affiliates with respect to their owned marks, none of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees, has or will have any responsibility or liability for any information contained in this prospectus supplement or the accompanying prospectus.
S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference) contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend these forward-looking statements to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Without limitation, you can identify these statements by the fact that they do not relate strictly to historical or current facts, and these statements may contain words such as “may,” “will,” “could,” “should,” “might,” “projects,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “continue,” “estimate,” or “pursue,” or the negative or other variations thereof or comparable terms. In particular, they include statements relating to, among other things, future actions, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. These also include statements regarding (i) the future performance of our business, anticipated business levels and our anticipated financial results during future periods, and other business or operational issues; (ii) the effect of our election to be taxed as a real estate investment trust, or REIT, and maintain REIT status for U.S. federal income tax purposes; (iii) the holding of our non-qualifying REIT assets in one or more taxable REIT subsidiaries, or TRSs; (iv) our dividend policy, including the frequency and amount of any dividend we may pay; (v) our strategic goals and potential growth opportunities, including future expansion of the geographic diversity of our existing asset portfolio through acquisitions, including the pending Hill Country Acquisition as described herein, and investment in joint ventures; (vi) the ability of Marriott International, Inc., or Marriott, to effectively manage our hotels; (vii) our anticipated capital expenditures and investments; (viii) the potential operating and financial restrictions imposed on our activities under existing and future financing agreements including our credit facility and other contractual arrangements with third parties, including management agreements with Marriott; (ix) our ability to borrow available funds under our credit facility; (x) our expectations about successfully amending the agreements governing our indebtedness should the need arise; (xi) the effects of inflation and increased costs on our business and on our customers, including group customers at our hotels; (xii) the successful completion of this offering and our use of proceeds therefrom; and (xiii) any other business or operational matters. We have based these forward-looking statements on our current expectations and projections about future events.
We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks and uncertainties associated with the effects of COVID-19 on us and the hospitality and entertainment industries generally, economic conditions affecting the hospitality business generally, the geographic concentration of our hotel properties, business levels at our hotels, the effects of inflation on our business, including the effects on costs of labor and supplies and effects on group customers at our hotels and customers in our Opry Entertainment Group, or OEG, businesses, our ability to remain qualified as a REIT, our ability to execute our strategic goals as a REIT, our ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, our ability to borrow funds pursuant to our credit agreements and to refinance indebtedness and/or to successfully amend the agreements governing our indebtedness in the future, the success of our investments in our hotels and of our investments in other projects, including the pending Hill Country Acquisition, our ability to complete the pending Hill Country Acquisition on the anticipated schedule or at all, our ability to successfully integrate Hill Country (as defined herein) with our existing assets in an efficient and effective manner following the completion of the Hill Country Acquisition and realize, fully or at all, the anticipated economic benefits of the Hill Country Acquisition, and increased expenses due to activities related to the Hill Country Acquisition and integration, changes in interest rates and those factors described in detail under “Risk Factors” in this prospectus supplement and under Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or our 2022 Form 10-K, or described from time to time in our other reports filed with the SEC.
S-iii

Any forward-looking statement made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, speaks only as of the date on which the statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, except as may be required by law.
Certain market and industry data contained or incorporated by reference in this prospectus supplement is based on independent industry publications, United States and local government sources and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.
S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” in this prospectus supplement and in our periodic filings with the SEC incorporated herein by reference, and the financial statements and related notes incorporated by reference herein.
Our Company
Ryman Hospitality Properties, Inc. is a Delaware corporation that began operating as a self-advised and self-administered REIT for U.S. federal income tax purposes on January 1, 2013 as the successor to Gaylord Entertainment Company, a Delaware corporation originally incorporated in 1956. We specialize in group-oriented, destination hotel assets in urban and resort markets.
Our core holdings include a network of five upscale, meetings-focused resorts totaling 9,917 rooms that are managed by Marriott under the Gaylord Hotels brand. These five resorts, which we refer to as our Gaylord Hotels properties, consist of the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, or Gaylord Opryland, the Gaylord Palms Resort & Convention Center near Orlando, Florida, or Gaylord Palms, the Gaylord Texan Resort & Convention Center near Dallas, Texas, or Gaylord Texan, the Gaylord National Resort & Convention Center near Washington D.C., or Gaylord National, and the Gaylord Rockies Resort & Convention Center near Denver, Colorado, or Gaylord Rockies, which was previously owned by the Gaylord Rockies joint venture, in which we owned a 65% interest. On May 7, 2021, we purchased the remaining 35% interest in the Gaylord Rockies joint venture. Our other owned hotel assets managed by Marriott include the Inn at Opryland, an overflow hotel adjacent to Gaylord Opryland, and the AC Hotel at National Harbor, Washington D.C., or the AC Hotel, an overflow hotel adjacent to Gaylord National.
Each of our award-winning Gaylord Hotels properties incorporates not only high quality lodging, but also at least 400,000 square feet of meeting, convention and exhibition space, superb food and beverage options and retail and spa facilities within a single self-contained property. As a result, our Gaylord Hotels properties provide a convenient and entertaining environment for convention guests. Our Gaylord Hotels properties focus on the large group meetings market in the United States.
We also own a controlling 70% equity interest in a business comprised of a number of entertainment and media assets, known as OEG, which we report as our Entertainment segment. These assets include the Grand Ole Opry, the legendary weekly showcase of country music’s finest performers for 97 years; the Ryman Auditorium, the storied live music venue and former home of the Grand Ole Opry located in downtown Nashville; WSM-AM, the Opry’s radio home; Ole Red, a brand of Blake Shelton-themed bar, music venue and event spaces; two Nashville-based assets – the Wildhorse Saloon and the General Jackson Showboat, or the General Jackson; and as of May 31, 2022, Block 21, a mixed-use entertainment, lodging, office, and retail complex located in Austin, Texas, or Block 21. Prior to June 16, 2022, we owned 100% of OEG. OEG also owns a 50% interest in a joint venture that creates and distributes a linear multicast and over-the-top channel dedicated to the country music lifestyle, or Circle.
Our ongoing operations are organized into three principal business segments: (i) Hospitality, consisting of our Gaylord Hotels properties, the Inn at Opryland and the AC Hotel; (ii) Entertainment, consisting of the entertainment and media assets comprising OEG; and (iii) Corporate and Other, consisting of corporate expenses.
All of our assets are held by, and all of our operations are conducted through, the Operating Partnership. As of the date of this prospectus supplement, we own, as the controlling limited partner in the Operating Partnership, 98.8% of the outstanding partnership units of the Operating Partnership, certain noncontrolling limited partners own 0.7% of the outstanding partnership units of the Operating Partnership, and RHP Partner, LLC, a Delaware limited liability company, owns, as the sole general partner of the Operating Partnership, the remaining 0.5% of the outstanding partnership units of the Operating Partnership. We have no material assets other than our investment in the Operating Partnership and its 100%-owned subsidiaries.

As a REIT, we generally are not subject to U.S. federal corporate income taxes on that portion of our capital gain or ordinary income from our REIT operations that is distributed to our stockholders. This treatment substantially eliminates the U.S. federal “double taxation” on earnings from our REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. Our non-REIT operations, which consist of the activities of our TRSs that lease or sublease our hotels from our qualified REIT subsidiaries, as well as businesses within our Entertainment segment, continue to be subject, as applicable, to U.S. federal and state corporate income taxes.
Recent Developments
Hill Country Acquisition
On June 5, 2023, RHP Property SA, LLC, one of our subsidiaries, entered into an agreement, or the Hill Country Agreement, to purchase the JW Marriott San Antonio Hill Country Resort & Spa located in San Antonio, Texas, or Hill Country, from BREIT JWM San Antonio LP and BREIT JWM San Antonio TRS LLC, or, together, the Sellers, for an aggregate purchase price of approximately $800 million, which purchase price is subject to customary closing adjustments, which we refer to as the Hill Country Acquisition. We currently anticipate that the Hill Country Acquisition will close during the second or third quarter of 2023, subject to the satisfaction of certain customary closing conditions. There can be no assurance that the Hill Country Acquisition will close, or if it does, when the closing will occur. The Hill Country Acquisition is not dependent on this offering, and we expect to consummate this offering whether or not we proceed with the Hill Country Acquisition.
Hill Country initially opened in 2010 and completed a partial room renovation in 2018. Hill Country is located on 644 total acres and includes, among other things:
•	1,002 total guest rooms, including 917 standard rooms and 85 suites;
•	268,000 total square feet of meeting space, featuring two ballrooms, 18 breakout rooms, one exhibit, one pavilion and six outdoor event lawns;
•	the River Bluff Water Experience, a nine-acre water park featuring a 1,100-foot lazy river;
•	two PGA-approved golf courses, consisting of The Oaks Course and the Canyons Course, accessible exclusively to members and guests;
•	eight food and beverage outlets; and
•	the 26,000 square foot Lantana Spa.
Operating performance highlights for Hill Country for the 12 months ended December 31, 2022 included a focus on both group and transient business, with 57%(1) of room nights from group business and 43%(1) of room nights from leisure transient business, and the following operating metrics:
Occupancy(2)	65.1%
Average Daily Rate (ADR)(2)	$300.77
Revenue per Available Room (RevPAR)(2)	$195.83
Total RevPAR(2)	$456.67
The following is a reconciliation of Hill Country’s net income for the trailing twelve months ended March 31, 2023 calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Hill Country’s adjusted EBITDAre and Net Operating Income for the trailing twelve months ended March 31, 2023 (in thousands):
Net Income	$21,240
Interest	$11,612
Depreciation and Amortization	$30,528
Adjusted EBITDAre(3)(5)	$63,380
FF&E Reserve	$(10,329)
Net Operating Income(4)(5)	$53,051
The aggregate purchase price of approximately $800 million for Hill Country, which purchase price is subject to customary closing adjustments, represents an approximately 12.6x multiple of Adjusted EBITDAre(3)(5)

for Hill Country for the trailing twelve months ended March 31, 2023, a capitalization rate of 6.6%(6) and approximately $798,000 per key,(7) which we believe is below the cost of replacement for new construction.
(1)	These percentages are calculated based on data provided by the Sellers.
(2)
These operating metrics have been calculated consistent with the manner and methodology we use to calculate occupancy, ADR, RevPAR and Total RevPAR for our own hotel properties. For additional information regarding how we calculate these operating metrics, see our 2022 Form 10-K.

(3)	Adjusted EBITDAre for Hill Country is calculated as Net Income calculated in accordance with GAAP, plus interest expense, and depreciation and amortization.
(4)	Net Operating Income for Hill Country is calculated as Adjusted EBITDAre, excluding FF&E reserve.
(5)
We used Adjusted EBITDAre, Net Operating Income and Capitalization Rate to evaluate the operating performance of Hill Country, and to price the Hill Country Acquisition. Adjusted EBITDAre, Net Operating Income and Capitalization Rate are derived on the basis of methodologies other than in accordance with GAAP and are based on information provided by the Sellers. We believe that these non-GAAP financial measures comply with SEC rules governing the presentation of non-GAAP financial measures. We caution investors that amounts presented in accordance with the definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, financial measures prepared in accordance with GAAP.

(6)	Capitalization Rate is calculated as Net Operating Income divided by the purchase price of the Hill Country Acquisition of approximately $800 million.
(7)	Cost per key is calculated as the purchase price of the Hill Country Acquisition of approximately $800 million divided by the number of total guest rooms.
Refinancing
On May 18, 2023, we entered into a Credit Agreement, or the Credit Agreement, among the Company, as a guarantor, the Operating Partnership, as borrower, certain other subsidiaries of the Company party thereto, as guarantors, certain subsidiaries of the Company party thereto, as guarantors and as pledgors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, which replaces and refinances the indebtedness evidenced by our former credit facility pursuant to that certain Sixth Amended and Restated Credit Agreement, dated as of October 31, 2019 (as amended from time to time), or the Refinancing Transaction.
The Credit Agreement provides a $700.0 million revolving credit facility and $500.0 million term loan B facility as well as an accordion feature that will allow the Operating Partnership to increase the facilities by an aggregate total of up to $475.0 million which may be allocated between the new revolving credit facility and the new term loan B facility at the option of the Operating Partnership. The new revolving credit facility replaces our former $700.0 million revolving credit facility, and a portion of the proceeds of the new term loan B facility were used to repay in full the approximately $370 million outstanding principal balance of our former term loan B facility. After we used a portion of the net proceeds of the new term loan B facility to repay in full the approximately $370 million outstanding principal balance of the former term loan B facility and after deducting other fees and expenses, we received net proceeds of approximately $112.9 million.
Distributions
We intend to pay our second quarter 2023 cash dividend of $1.00 per share of common stock on July 17, 2023 to stockholders of record as of June 30, 2023. Any future dividend is subject to our board of directors’ determinations as to the amount of distributions and the timing thereof.
Company Information
Our principal executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214, and our telephone number at these offices is (615) 316-6000. Our website is www.rymanhp.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus supplement.

THE OFFERING
Issuer
Ryman Hospitality Properties, Inc.
Common Stock Offered by Us
3,850,000 shares, or 4,427,500 shares if the underwriters exercise in full their option to purchase additional shares.
Common Stock to be Outstanding After this Offering
59,113,923 shares, or 59,691,423 shares if the underwriters exercise in full their option to purchase additional shares.
Use of Proceeds
We expect that the net proceeds of this offering will be approximately $344 million (or approximately $396 million if the underwriters exercise in full their option to purchase additional shares of common stock), after deducting underwriting discounts and commissions and other estimated expenses of this offering payable by us.
We expect to contribute the net proceeds of this offering to our Operating Partnership. Our Operating Partnership subsequently intends to use all of the net proceeds of this offering to fund a portion of the approximately $800 million purchase price of the Hill Country Acquisition and to pay related fees and expenses, and may use all of the net proceeds of this offering if the Hill Country Acquisition is not consummated, for general corporate purposes. Pending the application of the net proceeds, we may invest the net proceeds in short-term interest-bearing instruments or other investment-grade securities that are consistent with our intention to continue to qualify as a REIT for U.S. federal income tax purposes. See “Use of Proceeds.”
The balance of the purchase price of the Hill Country Acquisition will be funded with a combination of cash on hand and debt, which may include borrowings under the Company’s revolving credit facility and/or unsecured debt financing.
Restrictions on Ownership and Transfer
To assist Ryman Hospitality Properties, Inc. in maintaining qualification as a REIT, our Charter generally restricts any person from acquiring beneficial ownership, either directly or indirectly, of more than 9.8%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.
NYSE Symbol
RHP
Risk Factors
Investing in our common stock involves risks. You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-8 of this prospectus supplement, together with all of the other information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock.

Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters’ option to purchase additional shares of common stock is not exercised.
The number of shares of our common stock outstanding after this offering is based on 55,263,923 shares of our common stock outstanding as of May 31, 2023. This number does not include:
•	600,924 shares of our common stock issuable upon the vesting of restricted stock unit awards under our equity incentive plans; and
•	520,195 shares of our common stock reserved and available for future issuance under our equity incentive plans.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
The following table presents our summary historical consolidated financial data for the periods indicated. The summary consolidated financial data as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 are derived from our audited consolidated financial statements and related notes thereto included in our 2022 Form 10-K, which is incorporated by reference herein. The summary consolidated financial data as of December 31, 2020 was derived from previously issued audited consolidated financial statements. The summary consolidated financial data as of and for the three months ended March 31, 2023 and March 31, 2022 are derived from our unaudited condensed consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 filed with the SEC on May 4, 2023, or our First Quarter Form 10-Q, which is incorporated by reference herein. The results of operations for the interim period are not necessarily indicative of the results that may be expected for future quarters or for the year ending December 31, 2023.
The summary historical consolidated financial data should be read in conjunction with the sections entitled “Risk Factors” in this prospectus supplement and in our 2022 Form 10-K, which is incorporated by reference herein, the risks discussed elsewhere in this prospectus supplement and the accompanying prospectus, including those set forth under the heading “Special Note Regarding Forward-Looking Statements,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2022 Form 10-K and in our First Quarter Form 10-Q, each of which is incorporated by reference herein, and our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement.
	Years Ended December 31,			Three Months Ended March 31,
	2022	2021	2020	2023	2022
	(dollars in thousands, except per share data)
Income Statement Data:
REVENUES:
Rooms	$595,544	$328,874	$171,718	$161,251	$101,593
Food and beverage	667,009	279,489	187,538	215,804	112,116
Other hotel revenue	275,421	178,220	106,789	47,384	47,402
Entertainment	267,995	152,790	58,430	67,280	38,024
Total revenues	1,805,969	939,373	524,475	491,719	299,135
OPERATING EXPENSES:
Rooms	155,817	88,244	58,943	42,059	30,136
Food and beverage	381,142	190,855	146,141	115,181	71,329
Other hotel expenses	457,291	327,791	260,690	103,059	86,643
Management fees, net	43,425	14,031	7,066	15,195	5,064
Entertainment	188,545	117,753	78,301	51,434	31,731
Corporate	42,982	38,597	28,795	10,594	9,557
Preopening costs	532	737	1,665	190	304
(Gain) loss on sale of assets	469	(317)	(1,161)	—	469
Credit loss on held-to-maturity securities	—	—	32,784	—	—
Depreciation and amortization:
Hospitality	189,375	203,675	198,073	42,875	52,271
Entertainment	18,420	14,655	14,371	5,265	3,552
Corporate and Other	821	2,027	2,638	217	205
Total depreciation and amortization	208,616	220,357	215,082	48,357	56,028
Total operating expenses	1,478,819	998,048	828,306	386,069	291,261

	Years Ended December 31,			Three Months Ended March 31,
	2022	2021	2020	2023	2022
	(dollars in thousands, except per share data)
OPERATING INCOME (LOSS):
Hospitality	310,924	(38,013)	(204,868)	106,070	15,668
Entertainment	61,030	20,382	(34,242)	10,581	2,741
Corporate and Other	(43,803)	(40,624)	(31,433)	(10,811)	(9,762)
Preopening costs	(532)	(737)	(1,665)	(190)	(304)
Gain (loss) on sale of assets	(469)	317	1,161	—	(469)
Impairment charges	—	—	(32,784)	—	—
Total operating income (loss)(1)	327,150	(58,675)	(303,831)	105,650	7,874
Interest expense	(148,406)	(125,347)	(115,783)	(42,528)	(31,937)
Interest income	5,750	5,685	7,304	2,547	1,381
Loss on extinguishment of debt	(1,547)	(2,949)	—	—	—
Loss from unconsolidated joint ventures	(10,967)	(8,963)	(6,451)	(2,806)	(2,627)
Other gains and (losses), net	1,743	405	(14,976)	(236)	447
(Provision) benefit for income taxes	(38,775)	(4,957)	(27,084)	(1,633)	65
Net income (loss)	134,948	(194,801)	(460,821)	60,994	(24,797)
Net (income) loss attributable to noncontrolling interest in consolidated joint venture	(5,032)	16,501	42,474	763	—
Net (income) loss attributable to noncontrolling interest in Operating Partnership	(923)	1,334	956	(437)	176
Net income (loss) available to common stockholders	$128,993	$(176,966)	$(417,391)	$61,320	$(24,621)
Basic income (loss) per share available to common stockholders	$2.34	$(3.21)	$(7.59)	$1.11	$(0.45)
Diluted income (loss) per share available to common stockholders	$2.33	$(3.21)	$(7.59)	$1.02	$(0.45)
Dividends Declared per Common Share(2)	$0.35	$0.00	$0.95	$0.75	$0.00
	As of December 31,			As of March 31,
	2022	2021	2020	2023
	(dollars in thousands)
Balance Sheet Data:
Total assets	$4,040,623	$3,580,525	$3,556,495	$4,034,679
Total debt	2,862,592	2,936,819	2,658,008	2,866,898
Total equity (deficit)	95,901	(22,393)	219,817	100,277
(1)
Operating loss for the years ended December 31, 2021 and 2020 include $4.8 million in net credits and $39.7 million in expenses, respectively, related to the COVID-19 pandemic, which are primarily employment costs. These amounts are net of $4.2 million and $10.2 million, respectively, of payroll tax credits afforded under the 2020 Coronavirus Aid, Relief, and Economic Security Act.

(2)
Dividends declared for the year ended December 31, 2020 represent first quarter dividends totaling $0.95 per share, or an aggregate of $52.2 million in cash. Following the payment of the first quarter 2020 cash dividend, the Company suspended its regular quarterly dividend payments due to the COVID-19 pandemic. In September 2022, the Company reinstated its cash dividend, subject to the board of directors’ future determinations as to the amount of any distributions and the timing thereof. Dividends declared for the year ended December 31, 2022 represent third and fourth quarter dividends totaling $0.35 per share, or an aggregate of $19.4 million in cash. Dividends declared for the three months ended March 31, 2023 represent first quarter dividends totaling $0.75 per share, or an aggregate of $41.7 million in cash.

RISK FACTORS
Investing in our common stock offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. Before making an investment decision, in addition to the other information in this prospectus supplement, you should carefully consider the following risk factors. You should also carefully consider the additional risks described in our annual, quarterly and current reports, including those identified in our 2022 Form 10-K, as well as risk factors we disclose in future filings with the SEC after the filing of this prospectus supplement that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If certain of the risks described in the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus actually occur, our business, results of operations and financial condition could suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment. This section includes or refers to certain forward-looking statements. For the qualifications and limitations of these forward-looking statements, see “Special Note Regarding Forward-Looking Statements.”
Risks Relating to our Common Stock
We have not committed to any specific use of the net proceeds of this offering in the event that the Hill Country Acquisition is not consummated.
We expect to contribute the net proceeds of this offering to our Operating Partnership. Our Operating Partnership subsequently intends to use all of the net proceeds of this offering to fund a portion of the approximately $800 million purchase price of the Hill Country Acquisition and to pay related fees and expenses. This offering is not conditioned upon the completion of the Hill Country Acquisition and, if the Hill Country Acquisition is not consummated for any reason, we will have broad discretion in the application of the net proceeds of this offering. We have not committed to any specific use for any of the net proceeds of this offering if the Hill Country Acquisition is not consummated. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of any net proceeds we receive in this offering. We may use the net proceeds, if any, for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds we receive in this offering in a manner that does not produce income or that loses value.
This offering will be dilutive, and there may be future dilution of our common stock, which may adversely affect the market price of our common stock.
We cannot predict whether this offering or any future issuance or sale of shares of our common stock or the availability of shares for resale in the open market will decrease the per share trading price of our common stock. The market price of our common stock could decline as a result of any dilutive effect that such sales, including this offering, may have on our earnings per share. Such a decline may also occur as a result of (i) additional sales, or the perception that such additional sales could occur, particularly by our directors, executive officers and significant stockholders, (ii) issuances of vested restricted shares granted to certain directors, executive officers or employees under our equity incentive plans, (iii) issuances in connection with future property or business acquisitions, or (iv) issuances on exchange of units of our Operating Partnership. For example, in this offering, we are offering 3,850,000 shares of our common stock (or up to 4,427,500 shares of our common stock if the underwriters exercise their option to purchase additional shares of common stock in full). The increase in the number of outstanding shares of our common stock being issued in this offering will dilute a stockholder’s ownership interest or could have a negative effect on the market price of our common stock and may make it more difficult for you to sell your shares of our common stock at a time and price that you deem appropriate. A decline in the market price of our common stock could adversely affect our ability to raise capital through future offerings of equity securities.
The market price of our common stock may vary substantially based on changes in market interest rates and other factors.
The trading prices of equity securities issued by REITs have historically been affected, including in recent quarters, by changes in market interest rates and other factors. One of the factors that may influence the market price of our common stock is the annual yield from distributions on our common stock as compared to yields on other financial instruments. The U.S. has experienced, and may continue to experience, increases in market interest rates. Further increases in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our shares to demand a higher annual yield and choose other investments, which could reduce the market price of our common stock.
Other factors that could affect the market price of our common stock include the following:
•	actual or anticipated variations in our quarterly results of operations;
•	changes in market valuations of companies in the hotel or real estate industries;
•	changes in expectations of future financial performance or changes in estimates of securities analysts;
•	fluctuations in stock market prices and volumes;
•	issuances of common stock or other securities in the future;
•	disputes with our hotel managers;
•	the addition or departure of key personnel;
•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and
•
unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics (including widespread or severe outbreaks of new or existing COVID-19 variants in the United States), political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters, such as hurricanes, earthquakes or tornadoes.

Risks Relating to the Hill Country Acquisition
We may fail to complete the Hill Country Acquisition on a timely basis or at all.
We expect to complete this offering prior to the completion of the Hill Country Acquisition. Although we expect to complete the Hill Country Acquisition in the second or third quarter of 2023, the Hill Country Acquisition is subject to customary closing requirements and conditions, many of which are beyond our control, and there can be no assurance that the Hill Country Acquisition will be completed on the anticipated schedule or at all. If we fail to consummate the Hill Country Acquisition or should the completion of the Hill Country Acquisition be significantly delayed, we will have issued a significant number of additional shares of our common stock, which would increase our dividend costs, without realizing all or a portion of the intended economic benefits of the Hill Country Acquisition.
Even if we consummate the Hill Country Acquisition, we may not realize the intended economic benefits. If we fail to consummate the Hill Country Acquisition, we would expect to seek to acquire another entertainment or hotel property or other investment, but we may not be able to identify suitable acquisition candidates on attractive terms or at all, or such acquisitions may take a significant amount of time to accomplish. Any failure to complete the Hill Country Acquisition could have a negative impact on our business, financial condition and results of operations and the market price of our common stock.
Our financial and operating results may suffer if we are unsuccessful in integrating Hill Country with our existing assets.
If we are unable to successfully integrate Hill Country with our existing assets in an efficient and effective manner following the completion of the Hill Country Acquisition, the anticipated benefits of the Hill Country Acquisition may not be realized fully, or at all, or may take longer to realize than expected and may not meet estimated growth projections or expectations. Further, we may not achieve the projected efficiencies and synergies once we have integrated Hill Country into our operations, which may lead to additional costs not anticipated at the time of the Hill Country Acquisition. An inability to realize the full extent of the anticipated benefits of the Hill Country Acquisition or any delays encountered in the integration process could have an adverse effect on our results of operations, cash flows and financial position.
Integrating Hill Country may be more difficult, costly or time consuming than expected.
The integration of Hill Country with our existing assets will require the dedication of significant management resources, which may distract management's attention from day-to-day business operations.

San Antonio, Texas is a new market for us, and our relative unfamiliarity with the market may result in our having to devote additional time and expense to gain familiarity with the market and maximize operations.
Many of these factors will be outside of our control and any one of them could result in delays, increased costs, decreases in revenues and diversion of management’s time and energy from ongoing business concerns, which could materially affect our financial position, results of operations and cash flows.
Each of our Gaylord Hotels currently operate, and Hill Country will operate, under a brand owned by Marriott; therefore, we are subject to risks associated with concentrating our hotel portfolio in brands owned by Marriott.
Each of our hotel properties are managed by Marriott under Marriott-owned brands, and following the closing of the Hill Country Acquisition, Marriott will manage Hill Country under the JW Marriott brand. As a result, our success is dependent in part on the continued success of Marriott and, in particular, the Gaylord Hotels and JW Marriott brands. Consequently, if market recognition or the positive perception of Marriott is reduced or compromised, the goodwill associated with the Gaylord Hotels and JW Marriott hotel in our portfolio may be adversely affected, which could negatively impact our financial condition, results of operations and our ability to service debt and make distributions to our stockholders.
We may not have discovered undisclosed liabilities of Hill Country during our due diligence process.
In the course of the due diligence review of Hill Country that we conducted prior to the execution of the Hill Country Agreement, we may not have discovered, or may have been unable to quantify, undisclosed liabilities of Hill Country. Examples of such undisclosed liabilities may include, but are not limited to, pending or threatened litigation or regulatory matters. Any such undisclosed liabilities could, whether or not we assumed such liabilities, have an adverse effect on our business, results of operations, financial condition and cash flows following the completion of the Hill Country Acquisition.

USE OF PROCEEDS
We expect that the net proceeds of this offering will be approximately $344 million (or approximately $396 million if the underwriters exercise in full their option to purchase additional shares of common stock), after deducting underwriting discounts and commissions and other estimated expenses of this offering payable by us.
We expect to contribute the net proceeds of this offering to our Operating Partnership. Our Operating Partnership subsequently intends to use all of the net proceeds of this offering to fund a portion of the approximately $800 million purchase price of the Hill Country Acquisition and to pay related fees and expenses, and may use all of the net proceeds of this offering if the Hill Country Acquisition is not consummated, for general corporate purposes. Pending the application of the net proceeds, we may invest the net proceeds in short-term interest-bearing instruments or other investment-grade securities that are consistent with our intention to continue to qualify as a REIT for U.S. federal income tax purposes.
The balance of the purchase price of the Hill Country Acquisition will be funded with a combination of cash on hand and debt, which may include borrowings under the Company’s revolving credit facility and/or unsecured debt financing.

CAPITALIZATION
The following table sets forth our capitalization:
•	on an actual basis, as of March 31, 2023;
•	on an as adjusted basis to give effect to the completion of the Refinancing Transaction; and
•
on an as further adjusted basis to give effect to (i) the Refinancing Transaction and (ii) the completion of this offering of shares of our common stock and the use of proceeds therefrom, after deducting underwriting discounts and commissions and other estimated expenses of this offering payable by us (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock).

You should read this table in conjunction with the “Use of Proceeds” section of this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including all related notes thereto, included in our First Quarter Form 10-Q.
	As of March 31, 2023
	Actual	As Adjusted	As Further Adjusted(2)
	(amounts in thousands)
Unrestricted cash and cash equivalents	$318,512	$431,413	$431,413
Restricted cash and cash equivalents	95,113	95,113	95,113
Total cash and cash equivalents	$413,625	$526,526	$526,526
Long-term debt (including current maturities):
Former $700 million revolving credit facility	$—	$—	$—
Former $500 million term loan B facility(1)	370,000	—	—
$700 million revolving credit facility	—	—	—
$500 million term loan B facility(1)	—	500,000	500,000
$700 million 4.750% 2027 Senior Notes	700,000	700,000	700,000
$600 million 4.500% 2029 Senior Notes	600,000	600,000	600,000
$800 million Gaylord Rockies Loan	800,000	800,000	800,000
$300 million OEG Term Loan	298,500	298,500	298,500
$65 million OEG Revolver	7,000	7,000	7,000
Block 21 CMBS Loan	133,934	133,934	133,934
Finance lease obligations	618	618	618
Unamortized deferred financing costs	(30,912)	(43,576)	(43,576)
Unamortized premium (discount)	(12,242)	(15,992)	(15,992)
Total debt:	$2,866,898	$2,980,484	$2,980,484
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 100,000 shares authorized, actual, as adjusted and as further adjusted; no shares issued and outstanding, actual, as adjusted and as further adjusted	$—	$—	$—
Common stock, $0.01 par value per share; 400,000 shares authorized, actual, as adjusted and as further adjusted; 55,254, 55,254 and 59,114 shares issued and outstanding, respectively, actual, as adjusted and as further adjusted	553	553	592
Additional paid-in capital	1,093,839	1,093,839	1,437,652
Treasury stock of 648 shares, at cost	(18,467)	(18,467)	(18,467)
Distributions in excess of retained earnings	(959,199)	(961,393)	(961,393)
Accumulated other comprehensive loss	(17,215)	(17,215)	(17,215)
Total stockholders’ equity	99,511	97,317	441,169
Noncontrolling interest in Operating Partnership	766	766	766
Total equity	100,277	98,083	441,935
Total capitalization	$2,967,175	$3,078,567	$3,442,419
(1)
After we used a portion of the net proceeds of the new term loan B facility to repay in full the approximately $370 million outstanding principal balance of the former term loan B facility and after deducting other fees and expenses, we received net proceeds of approximately $112.9 million.

(2)
The balance of the purchase price of the Hill Country Acquisition will be funded with a combination of cash on hand and debt, which may include borrowings under the Company’s revolving credit facility and/or unsecured debt financing.

UNDERWRITING
Subject to the terms and conditions set forth in an underwriting agreement among us and BofA Securities, Inc. and J.P. Morgan Securities LLC, as the representatives of each of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.
Underwriter	Number of Shares
BofA Securities, Inc.	1,078,000
J.P. Morgan Securities LLC	770,000
BTIG, LLC	308,000
Deutsche Bank Securities Inc.	308,000
Wells Fargo Securities, LLC	308,000
Morgan Stanley & Co. LLC	231,000
Credit Agricole Securities (USA) Inc.	231,000
Scotia Capital (USA) Inc.	231,000
SMBC Nikko Securities America, Inc.	231,000
Raymond James & Associates, Inc.	154,000
Total	3,850,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Sales of shares made outside of the United States may be made by affiliates of the underwriters.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $2.238 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of common stock.
	Per Share	Without Option	With Option
Public offering price	$93.25	$359,012,500	$412,864,375
Underwriting discounts and commissions	$3.73	$14,360,500	$16,514,575
Proceeds, before expenses, to us	$89.52	$344,652,000	$396,349,800
The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $800,000 and are payable by us. We have agreed to reimburse the underwriters for fees and expenses of the underwriters, including expenses of counsel for the underwriters, in connection with FINRA-related matters (up to $10,000) and in connection with Blue Sky-related matters (up to $5,000).

Option to Purchase Additional Shares
We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 577,500 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.
No Sales of Similar Securities
Each of our executive officers and directors have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 60 days after the date of this prospectus supplement, or the Lock-up Period, without the prior written consent of the representatives of the underwriters. The foregoing lock-up will not apply to (a) bona fide gifts, sales or other dispositions of shares of our common stock that are made exclusively (1) between the officer or director and any not-for-profit or charitable organization, (2) between and/or among the officer or director or members of their family, (3) between the officer or director and a trust for the direct or indirect benefit of the officer or director or members of their family, (4) between the officer or director and any third party granted an interest in the officer's or director's, as applicable, will or under the laws of descent, (5) between the officer and director and their affiliates or (6) involving any shares of our common stock acquired by the officer or director in open market transactions after the completion of this offering; provided that, in the cases of (1) through (5) above, it shall be a condition to any such transfer that the transferee/donee agrees to be bound by the terms of the lock-up; and provided further that, in the cases of (1) through (6) above, it shall be a condition to any such transfer that (i) no filing by any party under the Exchange Act, shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 4, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the Lock-up Period), and (ii) each party shall not be required by law to make, and shall agree to not voluntarily make, any public announcement of the transfer or disposition; (b) entering into a written plan meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that no sales of shares of our common stock shall occur under such plan during the Lock-up Period; or (c) any transfers to us of shares of our common stock upon the exercise of stock incentive awards for the payment of any exercise price or tax withholding obligations in respect of such awards. We have entered into a similar agreement with the representatives of the underwriters. Other than as described above, there are no agreements between the representatives of the underwriters and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the Lock-up Period.
New York Stock Exchange Listing
The shares are listed on the New York Stock Exchange under the symbol “RHP.”
Price Stabilization, Short Positions
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.
Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters and/or their affiliates have been, may be, or are lenders and/or agents under one or more of our credit facilities. BofA Securities, Inc. acted as exclusive financial advisor to Ryman Hospitality Properties, Inc. in connection with the Hill Country Acquisition and, as such, may receive customary fees and expenses for such services. Additionally, certain of the underwriters, including J.P. Morgan Securities LLC, acted as financial advisors to the Sellers in connection with the Hill Country Acquisition and, as such, may receive customary fees and expenses from the Sellers for such services.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of our common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.
In connection with the offering, the underwriters are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.
Notice to Prospective Investors in Canada
The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom, or the UK, no shares of our common stock have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares of our common stock may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.	at any time in other circumstances falling within section 86 of the FSMA, provided that no such offer of shares of our common stock shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the UK who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.
In connection with the offering, the underwriters are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares of our common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act),

“professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the shares of our common stock must observe such Australian on-sale restrictions.
This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for the prospectus supplement or the accompanying prospectus. The shares of our common stock to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock offered should conduct their own due diligence on the shares of our common stock. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Hong Kong
The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Switzerland
We have not and will not register with the Swiss Financial Market Supervisory Authority, or FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or CISA, and accordingly the shares of our common stock being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the shares of our common stock have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares of our common stock offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares of our common stock may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the shares of our common stock are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of our common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:
(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law; or
(d)	as specified in Section 276(7) of the SFA.

LEGAL MATTERS
The validity of our common stock offered by this prospectus supplement and the accompanying prospectus and certain U.S. federal income tax matters will be passed upon for us by Bass, Berry & Sims PLC. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
EXPERTS
The consolidated financial statements of Ryman Hospitality Properties, Inc. and subsidiaries appearing in Ryman Hospitality Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, including the schedules appearing therein, and the effectiveness of Ryman Hospitality Properties, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2022 (excluding the internal control over financial reporting of Block 21), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of Ryman Hospitality Properties, Inc. and subsidiaries’ internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Block 21 from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available through the SEC’s website at www.sec.gov. The SEC’s website is included in this prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement and should not be considered to be part of this prospectus supplement unless such information is otherwise specifically referenced elsewhere in this prospectus supplement.
We also make available, free of charge through our website, our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.rymanhp.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement and accompanying prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement and accompanying prospectus is an important part of this prospectus supplement, and information we file later, prior to the termination of the offering, with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that the offering of our common stock by means of this prospectus supplement is terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 24, 2023 (including portions of our Definitive Proxy Statement on Schedule 14A for our 2023 Meeting of Stockholders filed with the SEC on April 4, 2023, to the extent specifically incorporated by reference in such Form 10-K);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 4, 2023;
•	our Current Reports on Form 8-K filed with the SEC on March 22, 2023, May 12, 2023, May 19, 2023 and June 5, 2023; and
•
the description of our capital stock included as Exhibit 4.3 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020, including all amendments and reports filed for purposes of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:
Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, TN 37214
Attn: Corporate Secretary
(615) 316-6000
You may also obtain a copy of these filings from the investor relations section of our website at www.rymanhp.com. Please note, however, that the information on our website, other than the documents listed or described above, is not intended to be incorporated by reference into this prospectus supplement and accompanying prospectus and should not be considered a part of this prospectus supplement and accompanying prospectus.

Common Stock
We may, from time to time, offer and sell our common stock, par value $0.01 per share, which we refer to as common stock, in amounts, at prices and on terms described in one or more supplements to this prospectus for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future time.
This prospectus describes some of the general terms that may apply to an offering of our common stock. We will provide the specific terms relating to a specific offering of our common stock, including the offering price, in supplements to this prospectus. The information in any prospectus supplement may supplement, update or change information contained in this prospectus, and we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference. Before you invest, you should carefully read this prospectus, any prospectus supplement and any free writing prospectus or other offering material we authorize relating to our common stock and the documents incorporated by reference. This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement.
Our common stock may be offered and sold directly by us to or through one or more underwriters, dealers and agents or directly to purchasers or through a combination of these methods, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any option to purchase additional shares and any applicable underwriting discounts and commissions. See “Plan of Distribution.”
Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “RHP.” The closing price of our common stock as reported by the NYSE on June 2, 2023, was $98.19 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus. You should also carefully consider the risk factors described in the accompanying prospectus supplement and the documents we incorporate by reference before purchasing any shares of our common stock.
Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 5, 2023.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using the “shelf” registration process. Under this process, we may sell, from time to time, our common stock described in this prospectus and the applicable prospectus supplement(s) in one or more offerings.
This prospectus provides you with a general description of our common stock. Each time we sell our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of our common stock offered or conveyed to you by us, our underwriters or agents.
We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplements filed hereto are an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The distribution of this prospectus, any accompanying prospectus supplements and any free writing prospectus that we may authorize for use in connection with an offering in certain jurisdictions may be restricted by law. If you possess this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may authorize for use in connection with an offering, you should find out about and observe these restrictions. This prospectus and any accompanying prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
You should not consider any information in this prospectus or any accompanying prospectus supplement to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. We do not make any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.
You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any documents we incorporate by reference is accurate as of any date other than the date on those documents. Our business, financial condition, results of operations and prospectus may have changed since that date.
Unless otherwise mentioned or unless the context requires otherwise, in this prospectus “we,” “us,” “our” and the “Company” refer to Ryman Hospitality Properties, Inc., a Delaware corporation, together with its consolidated subsidiaries, including RHP Hotel Properties, LP, our operating partnership, or Operating Partnership. The term “you” refers to a prospective investor in our common stock that we may offer to sell from time to time under this prospectus and the applicable prospectus supplement containing specific information about the terms of such offering.
All brand and trade names, logos or trademarks contained, or referred to, in this prospectus, as well as any document incorporated by reference into this prospectus, are the properties of their respective owners. Other than the Company and its controlled affiliates with respect to their owned marks, none of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees, has or will have any responsibility or liability for any information contained in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus (including the documents incorporated by reference into this prospectus) and any accompanying prospectus supplement may contain or incorporate by reference forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend these forward-looking statements to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Without limitation, you can identify these statements by the fact that they do not relate strictly to historical or current facts, and these statements may contain words such as “may,” “will,” “could,” “should,” “might,” “projects,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “continue,” “estimate,” or “pursue,” or the negative or other variations thereof or comparable terms. In particular, they include statements relating to, among other things, future actions, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. These also include statements regarding (i) the future performance of our business, anticipated business levels and our anticipated financial results during future periods, and other business or operational issues; (ii) the effect of our election to be taxed as a real estate investment trust, or REIT, and maintain REIT status for U.S. federal income tax purposes; (iii) the holding of our non-qualifying REIT assets in one or more taxable REIT subsidiaries, or TRSs; (iv) our dividend policy, including the frequency and amount of any dividend we may pay; (v) our strategic goals and potential growth opportunities, including future expansion of the geographic diversity of our existing asset portfolio through acquisitions and investment in joint ventures; (vi) the ability of Marriott International, Inc., or Marriott, to effectively manage our hotels; (vii) our anticipated capital expenditures and investments; (viii) the potential operating and financial restrictions imposed on our activities under existing and future financing agreements including our credit facility and other contractual arrangements with third parties, including management agreements with Marriott; (ix) our ability to borrow available funds under our credit facility; (x) our expectations about successfully amending the agreements governing our indebtedness should the need arise; (xi) the effects of inflation and increased costs on our business and on our customers, including group customers at our hotels; and (xii) any other business or operational matters. We have based these forward-looking statements on our current expectations and projections about future events.
We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks and uncertainties associated with the effects of COVID-19 on us and the hospitality and entertainment industries generally, economic conditions affecting the hospitality business generally, the geographic concentration of our hotel properties, business levels at our hotels, the effects of inflation on our business, including the effects on costs of labor and supplies and effects on group customers at our hotels and customers in our Opry Entertainment Group, or OEG, businesses, our ability to remain qualified as a REIT, our ability to execute our strategic goals as a REIT, our ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, our ability to borrow funds pursuant to our credit agreements and to refinance indebtedness and/or to successfully amend the agreements governing our indebtedness in the future, the success of our investments in our hotels and of our investments in other projects, changes in interest rates and those factors listed under the caption “Risk Factors” in the documents incorporated by reference in this prospectus and any applicable prospectus supplement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.
Any forward-looking statement made in this prospectus or any accompanying prospectus supplement speaks only as of the date on which the statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this prospectus or any accompanying prospectus supplement, except as may be required by law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its website at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this prospectus or any applicable prospectus supplement and should not be considered to be part of this prospectus unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement. We also make available, free of charge through our website, our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website is www.rymanhp.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or any accompanying prospectus supplement and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that the offering of our common stock by means of this prospectus is terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 24, 2023 (including portions of our Definitive Proxy Statement on Schedule 14A for our 2023 Meeting of Stockholders filed with the SEC on April 4, 2023, to the extent specifically incorporated by reference in such Form 10-K);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 4, 2023;
•	our Current Reports on Form 8-K filed with the SEC on March 22, 2023, May 12, 2023, May 19, 2023 and June 5, 2023; and
•
the description of our capital stock included as Exhibit 4.3 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020, including all amendments and reports filed for purposes of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:
Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, TN 37214
Attn: Corporate Secretary
(615) 316-6000
You may also obtain a copy of these filings from the investor relations section of our website at www.rymanhp.com. Please note, however, that the information on our website, other than the documents listed or described above, is not intended to be incorporated by reference into this prospectus and should not be considered a part of this prospectus.

OUR COMPANY
Ryman Hospitality Properties, Inc. is the successor to Gaylord Entertainment Company, or Gaylord, a Delaware corporation originally incorporated in 1956. As part of the plan to restructure our business operations to facilitate our qualification as a REIT for U.S. federal income tax purposes, Gaylord merged with and into its wholly-owned subsidiary, Ryman Hospitality Properties, Inc., on October 1, 2012, with Ryman Hospitality Properties, Inc. as the surviving corporation, and Ryman Hospitality Properties, Inc. succeeded to and began conducting, either directly or indirectly, all of the business conducted by Gaylord immediately prior to the merger. We are a Delaware corporation that began operating as a self-advised and self-administered REIT for U.S. federal income tax purposes on January 1, 2013. We specialize in group-oriented, destination hotel assets in urban and resort markets. As a REIT, we generally are not subject to U.S. federal corporate income taxes on that portion of our capital gain or ordinary income from our REIT operations that is distributed to our stockholders. This treatment substantially eliminates the U.S. federal “double taxation” on earnings from our REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. Our non-REIT operations, which consist of the activities of our TRSs that lease or sublease our hotels from our qualified REIT subsidiaries, as well as businesses within our Entertainment segment, continue to be subject, as applicable, to U.S. federal and state corporate income taxes.
Our core holdings include a network of five upscale, meetings-focused resorts totaling 9,917 rooms that are managed by Marriott under the Gaylord Hotels brand. These five resorts, which we refer to as our Gaylord Hotels properties, consist of the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee , or Gaylord Opryland, the Gaylord Palms Resort & Convention Center near Orlando, Florida, or Gaylord Palms, the Gaylord Texan Resort & Convention Center near Dallas, Texas, or Gaylord Texan, the Gaylord National Resort & Convention Center near Washington D.C., or Gaylord National, and the Gaylord Rockies Resort & Convention Center near Denver, Colorado, or Gaylord Rockies, which was previously owned by the Gaylord Rockies joint venture, in which we owned a 65% interest. On May 7, 2021, we purchased the remaining 35% interest in the Gaylord Rockies joint venture. Our other owned hotel assets managed by Marriott include the Inn at Opryland, an overflow hotel adjacent to Gaylord Opryland, and the AC Hotel at National Harbor, Washington D.C., or the AC Hotel, an overflow hotel adjacent to Gaylord National.
We also own a controlling 70% equity interest in a business comprised of a number of entertainment and media assets, known as OEG, which we report as our Entertainment segment. These assets include the Grand Ole Opry, the legendary weekly showcase of country music’s finest performers for 97 years; the Ryman Auditorium, the storied live music venue and former home of the Grand Ole Opry located in downtown Nashville; WSM-AM, the Opry’s radio home; Ole Red, a brand of Blake Shelton-themed bar, music venue and event spaces; two Nashville-based assets – the Wildhorse Saloon and the General Jackson Showboat; and as of May 31, 2022, Block 21, a mixed-use entertainment, lodging, office, and retail complex located in Austin, Texas. Prior to June 16, 2022, we owned 100% of OEG. OEG owns a 50% interest in a joint venture that creates and distributes a linear multicast and over-the-top channel dedicated to the country music lifestyle.
Our ongoing operations are organized into three principal business segments:
•	Hospitality, consisting of our Gaylord Hotels properties, the Inn at Opryland and the AC Hotel;
•	Entertainment, consisting of the entertainment and media assets comprising OEG; and
•	Corporate and Other, consisting of corporate expenses.
Our principal executive offices are located at One Gaylord Drive, Nashville, Tennessee, 37214, and our telephone number at these offices is (615) 316-6000. Our website is www.rymanhp.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

RISK FACTORS
An investment in our common stock pursuant to this prospectus and any applicable prospectus supplement involves significant risks. You should read and carefully consider the risks and uncertainties described in the risk factors set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and the other information contained or incorporated by reference in this prospectus, as updated, amended or superseded by our subsequent filings under the Exchange Act, and the risk factors and other information contained or incorporated by reference in any accompanying prospectus supplement before acquiring any shares of our common stock. The occurrence of any of such risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and may cause you to lose all or part of your investment in the offered shares of our common stock. Additional risks not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition, results of operations and cash flows. See “Where You Can Find Additional Information,” “Incorporation of Certain Information by Reference” and “Special Note Regarding Forward-Looking Statements” of this prospectus.

USE OF PROCEEDS
We will set forth in detail in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of our common stock under this prospectus. Proceeds from any offering may be used for acquisition or expansion of hotel properties, including the recently announced JW Marriott San Antonio acquisition, repayment or refinancing of indebtedness and other general corporate purposes.

DESCRIPTION OF CAPITAL STOCK
The following summarizes the material terms of our common stock as set forth in our Amended and Restated Certificate of Incorporation, or the Charter, our Second Amended and Restated Bylaws, or the Bylaws, and certain provisions of Delaware law which govern the rights of our common stock. While we believe that the following description covers the material terms of our capital stock, the following summary may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to the Charter and Bylaws and to applicable Delaware law. You should also read the applicable prospectus supplement, which will contain additional information and which may update or change some of the information below.
Authorized Capital
The Charter authorizes us to issue up to 500,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share. All shares of our common stock will be validly issued, fully paid and non-assessable. Under Delaware law, stockholders generally are not personally liable for a corporation’s acts or debts.
Voting Rights. With respect to all matters upon which stockholders are entitled to vote, except as required by applicable law, the holders of our common stock will be entitled to one vote in person or by proxy for each share of our common stock outstanding in the name of such stockholder on the record of stockholders. Generally, all matters to be voted on by our stockholders must be approved by a majority (or by a plurality in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) of the votes entitled to be cast by all shares of our common stock present in person or by proxy.
Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding class or series of preferred stock having a preference over our common stock with respect to the payment of dividends, dividends may be declared and paid on our common stock from time to time and in amounts as our board of directors may determine.
Liquidation Rights. Upon our liquidation or dissolution or the winding up of our business, whether voluntarily or involuntarily, the holders of our common stock will be entitled to share ratably in all assets available for distribution after payment or provision for the payment of our debt and liabilities and to holders of preferred stock then outstanding of any amount required to be paid to them.
Other Provisions. The holders of our common stock will not be entitled to any preemptive, subscription or redemption rights, and will not be entitled to the benefit of any sinking fund.
Miscellaneous. The transfer agent and registrar for our common stock is Computershare, Inc. Our common stock is listed on the NYSE under the symbol “RHP.”
Preferred Stock
Pursuant to the Charter, our board of directors is empowered, without any approval of our stockholders, to issue shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series, and to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights, of each such class or series, and any qualifications, limitations or restrictions thereof. The specific rights and powers that may be determined by our board of directors include the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, us; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock.
Currently, there are no shares of our preferred stock issued and outstanding.
Because our board of directors will have the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of our common stock, which could have the effect of delaying, deferring or preventing a change in control of us.

Restrictions on Ownership and Transfer
For us to comply with and have maximum business flexibility under the Federal Communications Laws (defined in the Charter and including the Communications Act of 1934, as amended), and for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the Charter contains restrictions on stock ownership and stock transfers summarized below.
All certificates, if any, representing shares of our capital stock will bear legends describing or referencing both sets of restrictions. Further, these ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Federal Communications Laws Restrictions. The Charter permits us to restrict the ownership or proposed ownership of shares of our common stock if such ownership or proposed ownership, or the exercise of any rights of ownership with respect to such ownership, by any person could result in any inconsistency with, or violation of, Federal Communications Laws (as defined in the Charter). Under the Charter, we may require any person whose ownership, or proposed ownership, or the exercise of any rights of ownership with respect to such ownership, of shares of our capital stock by any person may be inconsistent with, or in violation of, any provision of the Federal Communications Laws to promptly furnish to us such information (including, without limitation, information with respect to the citizenship, other ownership interests and affiliations) as we may reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of our capital stock by any such person could result in any inconsistency with, or violation of, the Federal Communications Laws. If such person fails to furnish all of the information that we request, or we conclude that such person’s ownership or proposed ownership of our common stock, or the exercise by such person of any rights of stock ownership in connection with our common stock, may be inconsistent with, or in violation of, the Federal Communications Laws, under the terms of the Charter, we may (i) refuse to permit the transfer of shares of our capital stock to any proposed transferee, (ii) suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communications Laws, or (iii) redeem such shares of our capital stock pursuant to the procedures set forth below.
The following procedures apply to the redemption of such person’s capital stock:
•
the redemption price of any redeemed shares of our capital stock shall be the lesser of (i) the Market Price (as defined in the Charter) of such shares on the date of the notice of redemption, and (ii) if such capital stock was purchased by a Disqualified Holder (as defined in the Charter) within one year of the redemption date, such Disqualified Holder’s purchase price per share;

•	the redemption price may be paid in cash, Redemption Securities (as defined in the Charter) or any combination thereof;
•
our board of directors in its sole discretion may decide to only redeem some (but not all) of a disqualified holder’s shares, which may include the selection of the most recently purchased or acquired shares, selection by lot or selection by such other manner as determined by the board of directors;

•
we must provide at least 30 days’ prior written notice to each record holder of the shares selected to be redeemed of the date on which we plan to effect the redemption (unless waived by such record holder); provided, that the redemption date may be the date on which written notice is given to such record holder if the cash or Redemption Securities necessary to effect the redemption have been deposited in trust for the benefit of such record holder and are subject to immediate withdrawal by such record holder upon surrender of the stock certificates (or, in the case of uncertificated shares, evidence of the transfer thereof) for the redeemed shares;

•
from and after the date of the redemption, any and all rights relating to the redeemed shares shall cease and terminate and such record holder shall only possess the right to obtain cash (or any other of our debt or equity securities) payable upon the redemption; and

•	such other terms and condition as our board of directors determines.
REIT-Related Restrictions. In order to qualify as a REIT under the Code for each taxable year beginning after December 31, 2013, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2013, no more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.
The Charter contains restrictions on the number of shares of our capital stock that a person may own, subject to certain exceptions. The Charter provides that (subject to certain exceptions described below) no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our capital stock, or any class or series of our capital stock. For purposes of these calculations, shares of capital stock that may be acquired upon conversion, exchange or exercise of any of our securities held by a person, but not capital stock issuable with respect to the conversion, exchange or exercise of our securities held by other persons, will be deemed to be outstanding prior to conversion, exchange or exercise.
The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value or number of our outstanding capital stock or any class or series of our capital stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any of our capital stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value or number of our outstanding capital stock or any class or series of our capital stock.
Pursuant to the Charter, our board of directors has the power (prospectively or retroactively) to increase or decrease the 9.8% ownership limit referenced above. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our capital stock or any class or series of our capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our capital stock or any class or series of our capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our capital stock or any class or series of our capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of capital stock or any class or series of our capital stock, as the case may be, will be in violation of the decreased stock ownership limit.
Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions (as defined in the Charter, an “Excepted Holder”). The person seeking an exemption must provide to our board of directors such representations and undertakings and satisfy such conditions, in each case as our board of directors may deem necessary or advisable to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. In addition to our board of directors having the discretion to exempt an Excepted Holder, the Charter provides that any other person that holds shares of common stock in excess of 9.8% of the outstanding shares of common stock on the date of the completion of the merger will be permitted to hold shares in an amount not to exceed the amount of shares held as of such date (provided, that in no event will any individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856 of the Code) be permitted to beneficially own or constructively own shares in excess of the 9.8% ownership limit).
Pursuant to the Charter, our board of directors may only reduce the revised ownership limit for an Excepted Holder (i) with the written consent of such Excepted Holder, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the revised ownership limit for that Excepted Holder. Notwithstanding the foregoing, our board of directors also may reduce the revised ownership limit then applicable to one or more particular Excepted Holders if such reduction is, in the judgment of the board of directors, in its sole discretion, necessary or advisable in enabling us to maintain its qualification as a REIT or is otherwise in our best interest. Any such decreased stock ownership limit, however, will not apply to any person whose percentage ownership of our capital stock or any class or series of capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our capital stock or any class or series of capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our capital stock or any class or series of capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of capital stock or any class or series of capital stock, as the case may be, will be in violation of the decreased stock ownership limit. The Charter also provides that no such decreased stock ownership limit applicable to any Excepted Holder shall be reduced to a percentage that is less than the stock ownership limit applicable to our stockholders generally.
The Charter also (i) prohibits any person from beneficially or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT or (ii) any transfer of shares of capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. In addition, the Charter provides that (i) no person shall beneficially own shares of capital stock to the extent such beneficial ownership of capital stock would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, and (ii) no person shall beneficially own shares of capital stock to the extent such beneficial ownership of capital stock would result in our being “predominantly held” (within the meaning of Section 856(h)(3)(D) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).
The Charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
The Charter provides that any attempted transfer of shares of our capital stock or other event which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee or stockholder whose shares would result in this violation will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the Charter) prior to the date of the transfer or other event (but in no event earlier than the date of the closing of the merger). If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in the Charter, the Charter provides that the purported transfer will be void ab initio.
Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee or stockholder whose shares would result in this violation prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days after receiving notice from us that shares of our capital stock have been transferred to the trust, the Charter provides that the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee or stockholder whose ownership would result in the violation and to the charitable beneficiary as follows: the proposed transferee or such stockholder will receive the lesser of (i) the price paid by the proposed transferee or stockholder for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction or in the case of a non-transfer event), the Market Price (as defined in the Charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee or stockholder whose ownership would result in the violation, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, the Charter provides that shares of capital stock held in the trust will be deemed to have been offered for sale to us or our designee at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift or non-transfer event, the market price at the time of the devise or gift or non-transfer event) and the market price on the date that we or our designee accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee or stockholder whose ownership would have resulted in the violation.
The Charter provides that every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of capital stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of our capital stock that the owner beneficially owns or constructively owns and a description of the manner in which the shares are held. Each owner must provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership or constructive ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, the Charter provides that each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in the Charter.
Anti-Takeover Effect of Certain Provisions of the Charter and Bylaws
Certain provisions of the Charter and Bylaws, described below, as well as the ability of our board of directors to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer or prevent a transaction or a change in control in us that might involve a premium for the holders of our common stock or might otherwise not be in their best interests.
Size of the Board of Directors; Filling of Vacancies. The Charter provides that our board of directors shall consist of not less than one and not more than 15 persons, with the exact number fixed from time to time by the majority voting of the entire board of directors. The Charter provides that any vacancy on the board of directors, including one created by an increase in the number of directors, may be filled only by a majority of the directors then in office (even if less than a quorum), or by a sole remaining director. The combined result of these provisions is that our stockholders cannot increase the size of the board and fill newly created directorships without amending the Charter.
Special Meeting of Stockholders; No Stockholder Action by Written Consent. The Charter provides that special meetings of stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. The Charter also prohibits stockholders from taking any action by written consent. These provisions limit the ability of stockholders to take certain actions, except at an annual meeting of stockholders, which may hinder or delay the ability of others to acquire control of us.
Advance Notice of Director Nominations and Stockholder Proposals. The Bylaws include an advance notice provision, informational requirements and time limitations on any director nomination or stockholder proposal that a stockholder wishes to make at a meeting of stockholders. Failure to comply with these advance notice, timing and informational requirements can result in a stockholder’s director nomination or proposal not being considered at a meeting of stockholders.
Supermajority Voting Requirements. As required by Delaware law, any amendment to the Charter must first be approved by our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to the amendment. In addition, under the Charter, the amendment, repeal, or adoption of any provision inconsistent with certain sections of the Charter requires the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding stock entitled to vote thereon, voting together as a single class. The Charter and the Bylaws also provide that the Bylaws may be amended by the affirmative vote of at least 66 2/3% of the issued and outstanding stock entitled to vote thereon, voting together as a single class. These supermajority voting provisions could delay, deter or prevent a change in control of us or our management.

Ownership Limitations. Primarily to protect us against the risk of losing our status as a REIT, the Charter contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. Additionally, because we are subject to the regulations of the Federal Communications Commission, the Charter contains provisions limiting ownership of our capital stock if such ownership would violate or be inconsistent with U.S. federal communications laws. These provisions may have the effect of inhibiting or impeding a change in control.
Anti-Takeover Effect of Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:
•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Limitation on Directors’ Liability and Indemnification
Our Charter limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our Company and our stockholders, through stockholders’ derivative suits on behalf of our Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if the directors breached their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful dividends, stock purchases or redemptions (as described under Section 174 of the General Corporation Law of the State of Delaware, or the DGCL), or derived an improper benefit from their actions as directors. Our certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended. In addition, our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.
We have entered into separate indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements are intended to complement the indemnification protection under the DGCL and our Charter and Bylaws documents and to provide for indemnification of these directors to the fullest extent permitted by applicable law.
In addition, we maintain insurance on behalf of any person who is or was an officer or director against claims or liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not we would have the power or the obligation to indemnify him or her against such liability under our organizational documents.
These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the stockholders’ investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions and/or separate indemnification agreements.
Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of U.S. federal income tax considerations regarding our election to be taxed as a REIT and the acquisition, ownership and disposition of our common stock. For purposes of this discussion, references to “we”, “us” or “our”, and any similar terms, refer to Ryman Hospitality Properties, Inc., a Delaware corporation, and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice.
The U.S. federal income tax laws that govern the qualification and treatment of a REIT, and the ownership and disposition of shares in a REIT, are highly technical and complex. This section contains a summary of applicable Code provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, and this summary is qualified in its entirety by the express language of such Code provisions, regulations and interpretations. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect our ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of an investment in our common stock, including those described in this discussion. Moreover, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Any such changes could apply retroactively to transactions preceding the date of the change. No assurances can be given that the U.S. Internal Revenue Service, or the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not intend to seek an advance ruling from the IRS regarding our ability to qualify as a REIT. If successful, IRS challenges could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences related to our qualification and taxation as a REIT or to the ownership of our common stock, and does not discuss any estate, gift, state, local or foreign tax consequences. For all these reasons, we urge any holder or prospective acquiror of our securities to consult with a tax advisor about the U.S. federal income tax and other tax consequences of our qualification and taxation as a REIT, the acquisition, ownership and disposition of our common stock and potential changes in applicable tax laws.
Classification and Taxation of the Company
Effective with our taxable year beginning January 1, 2013, we have elected to be taxed as a REIT under Sections 856 through 860 of the Code. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years.
Our tax counsel, Bass, Berry & Sims PLC, has provided to us an opinion that, since January 1, 2013, we were organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and our plan of operation will enable us to meet and continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that Bass, Berry & Sims PLC’s opinion is based on the U.S. federal income tax law governing qualification as a REIT as of the date of such opinion, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court, and speaks only as of the date issued. In addition, Bass, Berry & Sims PLC’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of our gross income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Bass, Berry & Sims PLC will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Bass, Berry & Sims PLC’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification. If we fail to qualify as a REIT in any year, and are not eligible for one or more of the REIT savings provisions, we will be subject to U.S. federal income taxation as if we were a C corporation, and our stockholders will be taxed like stockholders of C corporations. In such an event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to stockholders could be reduced or eliminated.

Provided that we continue to qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal income tax on our net income that we distribute to our stockholders on a current basis. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. In general, income that is generated by a REIT and distributed to its stockholders on a current basis is taxed only at the stockholder level.
Even as a REIT, we would nonetheless be subject to U.S. federal income tax in the following circumstances:
•	We will be subject to income tax at regular corporate rates (currently 21%) on any undistributed REIT taxable income, including undistributed net capital gains.
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A 100% excise tax may be imposed on some items we receive or accrue from our TRSs (as described below) if and to the extent that the IRS successfully asserts that the economic arrangements between our TRSs and us are not comparable to similar arrangements between unrelated parties.

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If we have net income from prohibited transactions, which generally are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, such income would be subject to a 100% tax.

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If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

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If we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.

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If we fail to satisfy the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, yet nonetheless maintain qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

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If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be required to pay a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid U.S. federal corporate income tax.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet the record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification as a REIT—General.”

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If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the acquired assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to entity-level tax on the appreciation at the time of the acquisition at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such asset during the five-year period following its acquisition from the C corporation. The earnings of our TRSs are and generally will be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT—General
The Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities) ; and

(7)	that meets other tests described below, including with respect to the nature of its gross income and assets, and the distribution of its taxable income to stockholders.
The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s first taxable year as a REIT (which, in our case, was 2013). Our certificate of incorporation provides restrictions regarding the ownership and transfers of our stock, which are intended to facilitate continued compliance with the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, do not guarantee that we will, in all cases, be able to satisfy the stock ownership requirements described in such conditions.
In addition, in order to continue to qualify as a REIT, at the end of any taxable year, we cannot have any “earnings and profits”, or “E&P”, accumulated by us or by a predecessor with respect to periods during which we were treated as a taxable C corporation, or pre-REIT E&P. We believe that our pre-REIT E&P was distributed pursuant to the special E&P distribution on December 21, 2012. The calculation of our pre-REIT E&P, however, is a complex factual and legal determination, and there can be no assurance that the IRS will agree with our determination of our pre-REIT E&P, and that it will not assert that we have violated this requirement for REIT qualification.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and thereby satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, the Treasury regulations provide that the REIT is generally deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Thus, our proportionate share of the assets, liabilities and items of income of any partnership in which we hold an interest will be treated as our assets and gross income for purposes of applying the various REIT qualification tests. We hold substantially all of our assets, and conduct substantially all of our activities, through our subsidiary operating partnership, or the Operating Partnership.
Under current U.S. partnership audit rules, a partnership itself may be liable for an increase in taxes that would ordinarily apply at the partner-level (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. Such rules also include an elective alternative method under which the additional taxes resulting from an adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how these rules will apply, especially with respect to partners that are REITs (such as us), and it is not clear at this time what effect these audit procedures will have on us. However, these audit procedures could increase the U.S. federal income taxes, interest, and/or penalties we would otherwise bear in the event of a tax audit of the Operating Partnership or one of its subsidiary partnerships by the IRS.
Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS (as described below), all of the stock of which is owned by the REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction and credit of the REIT itself, including for purposes of the REIT income and asset tests. Other entities that we wholly own, including, single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Qualified REIT subsidiaries and other disregarded subsidiaries are not subject to U.S. federal income taxation, although they may be subject to taxation in some states.
Qualified REIT subsidiaries and other disregarded subsidiaries, along with any partnerships in which we hold or will hold an equity interest (including the Operating Partnership), are sometimes referred to herein as “pass-through subsidiaries.” Because we are treated for purposes of the REIT asset and income tests as holding or receiving all or a proportionate share of the assets and income of our pass-through subsidiaries, the assets and activities of these entities could affect our ability to satisfy the requirements for qualification as a REIT. Although we control the Operating Partnership, and intend to cause the Operating Partnership and any lower-tier pass-through subsidiaries to operate in a REIT-compliant fashion, no assurance can be given that the assets and activities of the Operating Partnership or any of any lower-tier entities will not adversely affect our ability to qualify as a REIT.
Taxable Corporations. A REIT generally may not own more than 10% of the securities, as measured by voting power or value, of a taxable C corporation, unless the REIT and the corporation elect to treat the corporation as a TRS. In general, and subject to certain restrictions that are summarized below, a REIT may jointly elect with a corporation whose stock it owns, whether or not wholly-owned, to treat the corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation, or as receiving any income that the subsidiary earns. Rather, the shares of a taxable corporation that are owned by a REIT are assets in the hands of the REIT, and the REIT generally treats any dividends received from such corporation as income. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of TRSs or other taxable subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake certain activities indirectly that the REIT rules might otherwise preclude the parent REIT from engaging in directly or through pass-through subsidiaries. Moreover, special rules allow REITs to receive rental income from TRSs with respect to leased lodging properties without the rental income being treated as nonqualified rents from a related party for purposes of the REIT gross income tests, provided that certain requirements (as described below) are met. Our TRSs are and generally will be subject to U.S. federal corporate income tax on their earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate.
A corporation may not be treated as a TRS if it directly or indirectly operates or manages a lodging facility (or health care facility) or, more generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility (or health care facility) is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility, so long as the facility is a “qualified lodging facility” and such facility is operated on behalf of the TRS by an “eligible independent contractor.” A qualified lodging facility, generally, is a hotel at or in connection with which no authorized wagering activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT.
An “eligible independent contractor” is an independent contractor which, at the time that a management agreement is entered into with a TRS to operate a qualified lodging facility, is actively engaged in the trade or business of operating qualified lodging facilities for a person or persons unrelated to the TRS and its parent REIT. In order for a hotel management company to qualify as an eligible independent contractor, it must not be related to the REIT, determined by applying certain complex ownership attribution rules under the Code. In general, a prohibited relationship will exist between the contractor and the REIT if the contractor either owns, or is deemed to own, more than 35% of the REIT’s stock, or if there is more than 35% common ownership, directly or constructively, of the equity of the REIT and the contractor. For this purpose, where shares of the REIT and of the contractor are regularly traded on an established securities market, only the holdings of persons that own more than 5% of such traded class of shares are taken into account.
Our principal hotel properties are leased to subsidiaries of entities that have elected to be treated as TRSs, and an affiliate of Marriott manages these properties as an eligible independent contractor. We believe that these arrangements comply with the REIT requirements described above that apply to TRSs and eligible independent contractors. There can be no assurance, however, that the IRS will not assert a contrary position or that a court would agree with our position if challenged.
Our TRSs may be limited in their ability to deduct interest payments in excess of a certain amount made directly or indirectly to us or third parties. Further, the Code imposes a 100% excise tax on transactions between a TRS and its parent REIT, or the REIT’s tenants, that are not conducted on an arm’s-length basis. Our transactions with our TRSs have been and will continue to be conducted on an arm’s-length basis.
Gross Income Tests
In order for us to continue to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year must be derived generally from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property, dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions, and certain other categories of income, are excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. Substantially all of our gross income has been, and is anticipated to be, comprised of rents from leases of our hotel properties to our TRSs, together with dividends, and possibly interest, received from the TRSs.
Rents from Real Property. Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements described above only if all of the following conditions are met:
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If rent attributable to personal property, leased in connection with a lease of real property, does not exceed 15% of the total rent received under the lease, the rent attributable to the personal property generally may be treated as rents from real property. However, if rent attributable to personal property exceeds 15% of the total rent received under the lease, then none of the rent attributable to the personal property will qualify as rents from real property.

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The amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

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Rents received from a related party (i.e., a tenant in which the REIT holds a 10% or greater ownership interest, directly or constructively) generally will not qualify as rents from real property for purposes of the gross income tests unless the tenant is a TRS, and certain requirements are met regarding the type of property (a qualified lodging facility) and its manner of operation (management by an eligible independent contractor). See “—Effect of Subsidiary Entities—Taxable Corporations” above for a summary of these requirements.

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REITs generally are permitted to provide to their tenants only services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants’ convenience. Our principal hotel properties are leased to TRSs (or pass-through subsidiaries of TRSs), and we have not, and do not expect to, provide services to our tenants other than those which are usually or customarily rendered in connection with the rental of space for occupancy only. The rules governing REITs also permit REITs to provide non-customary services to tenants through an independent contractor that is adequately compensated and from which the REIT derives no income, or through a TRS. In addition, REITs are permitted to provide minimal amounts of non-customary services to their tenants without using an independent contractor or a TRS. However, the income attributable to these non-customary services will be treated as nonqualifying income for purposes of the REIT gross income tests, and if the income attributable to these services exceeds 1% of the REIT’s total income from the property in question, then all of the income from that property, including the portion attributable to rent, will fail to qualify as rents from real property for purposes of the REIT gross income tests.
As indicated above, rents from real property generally must not be based in whole or in part on the income or profits of any person. Our leases provide for periodic payments of a specified base rent, together with additional rent that is calculated based upon the gross revenues of the leased hotels. Payments made pursuant to these leases should therefore qualify as rents from real property, provided that the rent formulas were not used as a means of basing rent on income or profits, and the leases are not renegotiated during their term so as to have that effect. In order for the rent paid to us by TRSs pursuant to the leases to constitute rents from real property, the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances.
Dividend Income. We receive distributions from our TRSs that will be treated as dividend income to the extent of the E&P of the applicable TRS. Such distributions will generally be qualifying income for purposes of the 95% gross income test but not for purposes of the 75% gross income test.
Interest Income. Any interest income that we derive from our TRSs or other persons generally will constitute qualifying income for purposes of the 95% gross income test, and will also qualify for purposes of the 75% gross income test if it is received or accrued with respect to a mortgage loan that is fully secured by real property. For purposes of the 75% and 95% gross income tests, the term “interest” generally excludes any amount that is based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Hedging Transactions. Any income or gain we derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded altogether from gross income for purposes of both the 75% and 95% gross income tests (i.e., it will not be included in either the numerator or in the denominator), provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us (or by a pass-through subsidiary of ours) that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 75% or 95% gross income test.
Failure to Satisfy the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. These relief provisions will be available generally if our failure to meet a gross income test was due to reasonable cause and not due to willful neglect, and we attach to our tax return for such year a schedule of the sources of our income. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions were inapplicable to a particular set of circumstances, we would not qualify as a REIT.
Asset Tests
To continue to qualify as a REIT, we generally must satisfy four tests at the close of each calendar quarter relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term real estate assets includes interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain mortgage loans and mortgage-backed securities. Assets that do not qualify for purposes of this test are also subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of our TRSs or our qualified REIT subsidiaries and do not apply to “straight debt” or other securities having certain characteristics. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of TRSs that we hold, together with any other securities not includible under the 75% test stated above may not, in the aggregate, exceed 25% of the value of our total assets. Fifth, not more than 20% of the value of our total assets may consist of securities of our TRSs.
Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements nevertheless to maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 5% and 10% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10 million and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the relevant asset tests are otherwise satisfied within that time frame.
If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT qualification as long as we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements is not wholly or partly caused by an acquisition of non-qualifying assets but instead arose from changes in the relative fair market values of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of other relief provisions described above.
Annual Distribution Requirements
In order for us to continue to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
•	the sum of
(i)	90% of our net taxable income, computed without regard to our net capital gains and the deduction for dividends paid, and
(ii)	90% of our net income, if any (after tax) from foreclosure property (as described below), minus
•	the sum of specified items of noncash income.
We generally must make these distributions in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the taxable year to which such distributions relate and if paid with or before the first regular dividend payment after such declaration.
To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, we will be subject to tax at regular corporate income tax rates on the retained portion.
In any year, we may elect to retain, rather than distribute, our net capital gain and to pay tax on such gain. In such case, our stockholders would include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their share of the tax paid by us. Our stockholders would then increase the adjusted tax basis of our common stock they hold by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their stock.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made.
If we fail to timely distribute during any calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (excluding retained net capital gain), and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which we have paid corporate income tax.
It is possible that we, from time to time, may not have sufficient cash to meet the 90% distribution requirement due to timing differences between the actual receipt of cash and the inclusion of certain items in our income for U.S. federal income tax purposes or to the non-deductibility of certain cash expenses. If these shortfalls occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our common stock) in order to meet the distribution requirements, while preserving our cash.
Under certain circumstances, we may be able to rectify a failure to meet the REIT distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We have conducted and intend to continue to conduct, our operations so that no asset owned by us or by one of our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.
Cash/Income Differences/Phantom Income
A REIT may be required to recognize taxable income in advance of its receipt of cash flow or cash proceeds from asset dispositions, or a REIT may be required to use cash to make principal payments on indebtedness that it incurs to private lenders or otherwise. Either of these occurrences will have the effect of causing the REIT to recognize income but not receiving or retaining a corresponding amount of cash that is available for distribution to shareholders.
Section 163(j) of the Code limits the deductibility of “business interest” for both individuals and corporations. Real property trades or businesses are permitted to elect out of this limitation, but in the event they make such an election, they would be required to use longer depreciation periods for their assets. Such an election, once made, is irrevocable. To the extent interest deductions of a REIT or its subsidiaries are deferred or disallowed under Section 163(j) of the Code or any other provision of law, the taxable income of the REIT may exceed its cash available for distribution to its shareholders.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related lease or loan at a time when default was not imminent or anticipated, and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to income tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the REIT 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above even if the property would otherwise constitute inventory or dealer property.
Failure to Qualify as a REIT
If we fail to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We would not be entitled to a deduction for distributions made to stockholders in any year in which we fail to qualify as a REIT, nor would we be required to make any such distributions. In this situation, to the extent of our current and accumulated E&P, distributions to most domestic stockholders that are U.S. individuals, trusts and estates generally would be taxable at the preferential income tax rates applicable to qualified dividends (i.e., currently, a 20% maximum U.S. federal rate) if then applicable. In addition, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to any such statutory relief.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.
U.S. Federal Income Tax Considerations for Holders of Our Common Stock
The following is a summary of U.S. federal income tax considerations of the ownership and disposition of our common stock. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation which may be important to a particular investor, or to certain types of investors subject to special tax rules (including financial institutions, insurance companies, broker-dealers, regulated investment companies, holders that receive our common stock through the exercise of stock options or otherwise as compensation, persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment). This summary assumes that investors will hold our common stock as a capital asset (generally, property held for investment).
The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of the U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common stock will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Taxable U.S. Shareholders
This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:
•	an individual who is a citizen or resident of the U.S.;
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a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
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any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.
Distributions
Provided that we qualify as a REIT, distributions we make on account of our common stock, other than capital gain dividends, will constitute ordinary dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate U.S. holders. Ordinary dividends we distribute generally will not qualify as “qualified dividend income” taxed at preferential income tax rates applicable to U.S. holders that are individuals, trusts, or estates. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, shareholders that are individuals, trusts or estates may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income. Under final regulations recently issued by the IRS, in order to qualify for this deduction with respect to a dividend on our common stock, a shareholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain special holding period rules that may, among other consequences, reduce a shareholder’s holding period during any period in which the shareholder has diminished its risk of loss with respect to the shares). Shareholders are urged to consult their tax advisors as to their ability to claim this deduction.
In addition, distributions to U.S. holders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. holder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income we receive from C corporations, including our TRSs, (ii) our undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year or (iii) any earnings and profits inherited from a C corporation in a tax-deferred reorganization or similar transaction, and provided that in each case we properly designate the distributions as qualified dividend income. We do not anticipate distributing a significant amount of qualified dividend income.
To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. holder’s shares, and thereafter as capital gain realized from the sale of such shares to the extent the distribution exceeds the U.S. holder’s tax basis in the shares.

Dividends declared by us in October, November or December and payable to a U.S. holder of record on a specified date in any such month will be treated both as paid by us and as received by the U.S. holder on December 31 of the year, provided that the dividend is actually paid during January of the following calendar year.
Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held its shares. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends received by non-corporate taxpayers that are attributable to the sale of depreciable real property held for more than 12 months may be subject to a 25% maximum U.S. federal income tax rate (which is higher than the normal long-term capital gains rate) to the extent of previously claimed depreciation deductions. Capital gain dividends are not eligible for the dividends-received deduction for corporate U.S. holders.
The REIT provisions of the Code do not require us to distribute our long-term capital gain, and we may elect to retain and pay income tax on our net long-term capital gains received during the taxable year. If we so elect for a taxable year, our U.S. holders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as we may designate. A U.S. holder would be deemed to have paid its share of the tax paid by us on such undistributed capital gains, which would be credited or refunded to the U.S. holder. The U.S. holder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by us) included in the U.S. holder’s long-term capital gains.
Passive Activity Loss and Investment Interest Limitations
Our distributions and gain from the disposition of our shares will not be treated as passive activity income and, therefore, U.S. holders will not be able to apply any “passive losses” against such income. With respect to non-corporate U.S. holders, our dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of shares of our common stock (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. holder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. holders may not include in their own U.S. federal income tax returns any of our net operating or net capital losses.
Sale or Disposition of Our Common Stock
In general, a U.S. holder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder's adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. holder's adjusted tax basis will equal the U.S. holder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder discussed above less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. holders upon the sale or disposition of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if such shares were held for more than 12 months, and will be taxed at ordinary income rates (of up to 37% for taxable years beginning before January 1, 2026) if such shares were held for 12 months or less. Gains recognized by U.S. holders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gains.
U.S. holders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. holder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. holder as long-term capital gain.
If a U.S. holder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Medicare Tax on Unearned Income
Certain U.S. holders that are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of common stock. U.S. holders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of our common stock.
Taxation of U.S. Tax-Exempt Holders
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Provided that (i) a tax-exempt U.S. holder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt shareholder), (ii) our common stock is not otherwise used in an unrelated trade or business and (iii) we do not hold an asset that gives rise to “excess inclusion income,” distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. holder.
Tax-exempt U.S. holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT closely held test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.
Tax-exempt U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.
Taxation of Non-U.S. Holders
The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to non-U.S. holders. For these purposes, a non-U.S. holder is a beneficial owner of our common stock who is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion addresses only selective and not all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders and is for general information only.
Ordinary Dividends
The portion of dividends received by non-U.S. holders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of “U.S. real property interests” (described below) and which are not effectively connected with a U.S. trade or business of the non-U.S. holder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs.
In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. holder's investment in our common stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will not be subject to the 30% withholding tax described above and will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by a treaty) on the income after the application of the income tax in the case of a non-U.S. holder that is a corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder (including any portion of any dividend that is payable in stock) that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of “United States real property interests,” or “USRPIs,” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, rules described below under “—Sale or Disposition of Our Common Stock” unless either (i) a lower treaty rate applies and the non-U.S. holder files with us any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. holder files with us an IRS Form W-8ECI claiming that the distribution is effectively connected income. A USRPI includes certain interests in real property and stock in certain corporations at least 50% of the assets of which consist of USRPIs.
Non-Dividend Distributions
Unless (i) our common stock constitutes a USRPI, or (ii) either (a) if the non-U.S. holder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder through a permanent establishment, where applicable (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met (in which case the non-U.S. holder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes USRPIs, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. holder's adjusted tax basis in our common stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which a distribution exceeds the shareholder's share of our earnings and profits. Non-U.S. holders that are treated as “qualified foreign pension funds” and “qualified shareholders” (except with respect to certain “applicable investors” of a “qualified shareholder,” as discussed below) are exempt from U.S. federal income and applicable withholding taxes under FIRPTA on such distributions by us.
Capital Gain Dividends
Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Non-U.S. Holders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we may be required to withhold tax equal to 21% of the maximum amount that could have been designated as a USRPI capital gain dividend. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (unless reduced or eliminated by treaty) in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain dividend if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.
A dividend that would otherwise have been treated as a USRPI capital gain dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as ordinary income dividends (discussed above), provided that (i) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient non-U.S. holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the dividend is received. We anticipate that our common stock will continue to be “regularly traded” on an established securities market.
Sale or Disposition of Our Common Stock
Unless our common stock constitutes a USRPI, a sale or disposition of the common stock by a non-U.S. holder generally will not be subject to U.S. federal income taxation under FIRPTA. The common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period, and taking account certain look-through rules with respect to subsidiary entities, consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is expected that more than 50% of our assets will consist of interests in real property located in the United States.
However, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of its shares or the period of existence), less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. shareholders. For this purpose, a REIT may generally presume that any class of the REIT's shares that are “regularly traded,” as defined by the applicable Treasury Regulations, on an established securities market is held by U.S. persons, except in the case of holders of 5% or more of such class of shares, and except to the extent that the REIT has actual knowledge that such shares are held by non-U.S. persons. In addition, certain look-through and presumption rules apply for this purpose to any shares of a REIT that are held by a regulated investment company or another REIT. We believe we are, and we expect to continue to be, a domestically controlled REIT, and certain ownership limitations included in our declaration of trust are intended to assist us in qualifying as a domestically controlled REIT. Therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, no assurance can be given that we are, or that if we are, that we will remain, a domestically controlled REIT.
Regardless of the extent of our non-U.S. ownership, a non-U.S. holder will not incur tax under FIRPTA on a disposition of the shares of our publicly traded stock if such non-U.S. holder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such stock. The testing period is the shorter of (i) the period during which the non-U.S. holder held the shares and (ii) the five-year period ending on the disposition date. For as long as our common stock is regularly traded on an established securities market, a non-U.S. holder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 10% of such shares during such testing period.
If gain on the sale of shares of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, and the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of shares of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder if (i) such gain is effectively connected to a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the gain will be subject to net-basis U.S. federal income tax as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Special FIRPTA Rules
Certain exemptions from FIRPTA and other special rules may apply for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly-owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.” Non-U.S. holders are urged to consult their own tax advisors regarding the applicability of these or any other special FIRPTA rules to their particular investment in our common stock.
Information Reporting Requirements and Backup Withholding Tax
We will report to our U.S. holders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a current rate of 24% with respect to distributions paid, unless such U.S. holder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the U.S. holder has furnished is correct and the U.S. holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number also may be subject to penalties imposed by the IRS.
We will also report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder may be subject to backup withholding unless applicable certification requirements are met.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Other Withholding and Reporting Requirements under FATCA
The Foreign Account Tax Compliance Act, or FATCA, and existing guidance issued thereunder, requires withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

PLAN OF DISTRIBUTION
General
We may offer and sell our common stock in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers, through agents to other purchasers, in “at-the-market” offerings (within the meaning of Rule 415(a)(4) of the Securities Act) to or through a market maker or into an existing trading market on an exchange or otherwise, or through any combination of these methods.
A prospectus supplement relating to a particular offering of our common stock will include the following information, as applicable:
•	the terms of the offering;
•	the names of any underwriters or agents and the amounts of common stock underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of our common stock;
•	the net proceeds to us from the sale of our common stock;
•	any delayed delivery arrangements;
•	any options under which underwriters may purchase additional shares of our common stock;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any public offering price; and
•	any discounts or concessions allowed or re-allowed or paid to dealers.
The distribution of our common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
Underwriting Compensation
We may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, our common stock will be acquired by the underwriters for their own account. The underwriters may resell our common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our common stock, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.
If we use an underwriter or underwriters in the sale of our common stock, we will execute an underwriting agreement with those underwriters at the time of sale of our common stock. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell our common stock. Unless otherwise indicated in the prospectus supplement relating to a particular offering of our common stock, the obligations of the underwriters to purchase our common stock will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of our common stock offered if any of our common stock is purchased.
Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the NYSE, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. If we use dealers in any sale of our common stock offered under this prospectus, the common stock will be sold to such dealers as principals. The dealers may then resell our common stock to the public at varying prices to be determined by such dealers at the time of resale. If agents are used in any sale of our common stock offered under this prospectus, they will generally use their reasonable best efforts to solicit purchases for the period of their appointment. If our common stock offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. We are not making an offer of our common stock in any state that does not permit such an offer.
Underwriters, dealers and agents that participate in the distribution of our common stock may be deemed to be underwriters under the Securities Act. Any discounts or commissions received by them and any profit realized by them on the resale of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act.
Indemnification
We may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.
Related Transactions
Underwriters, dealers and agents who participate in the distribution of our common stock, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.
Delayed Delivery Contracts
We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase our common stock from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of our common stock will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
Price Stabilization and Short Positions
If underwriters or dealers are used in the sale, until the distribution of our common stock is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase our common stock. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock. If the underwriters create a short position in our common stock in connection with the offering (that is, if they sell more of our common stock than is set forth on the cover page of the applicable prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing our common stock in the open market.
We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of our common stock offered hereby and certain U.S. federal income tax matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. If the validity of our common stock offered hereby in connection with offerings made pursuant to this prospectus or other matters are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the applicable prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements of Ryman Hospitality Properties, Inc. and subsidiaries appearing in Ryman Hospitality Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, including the schedules appearing therein, and the effectiveness of Ryman Hospitality Properties, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2022 (excluding the internal control over financial reporting of Block 21), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of Ryman Hospitality Properties, Inc. and subsidiaries’ internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Block 21 from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

3,850,000 Shares

Common Stock
PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
BofA Securities	J.P. Morgan
BTIG	Deutsche Bank Securities	Wells Fargo Securities	Morgan Stanley
Co-Managers
Credit Agricole CIB	Scotiabank	SMBC Nikko	Raymond James
June 6, 2023